UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): JUNE 28, 2002



                            AUTOTRADECENTER.COM INC.
             (Exact name of registrant as specified in its charter)


          Arizona                     333 - 78659            86 - 0879572
--------------------------------------------------------------------------------
(State or other jurisdiction of
      incorporation)              (Commission File No.)   (IRS Employer ID No.)


             1620 SOUTH STAPLEY DR., SUITE 232, MESA, ARIZONA 85204
               (Address of principal executive office) (Zip Code)



      Registrant's telephone number, including area code: (480) 556 - 6701




           15170 North Hayden Road, Suite 5, Scottsdale, Arizona 85260
         ---------------------------------------------------------------
          (Former name or former address, if changed since last report)


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                            AUTOTRADECENTER.COM, INC.

                                    FORM 8-K

                                 CURRENT REPORT


ITEM 5.  OTHER EVENTS.

AutoTradeCenter.com Inc., an Arizona corporation ("ATC"), has entered into an agreement to merge with Autodaq Corporation, a Delaware corporation ("AUTODAQ"). Under the terms and conditions of the Agreement and Plan of Reorganization dated June 28, 2002 (the "AGREEMENT"), ATC and Autodaq, along with AutoTradeCenter, Inc., a Delaware corporation ("ATC DELAWARE") and AUTC Autodaq Corporation, a Delaware corporation ("AUTC AUTODAQ") agreed that upon shareholder approval and completion of certain closing conditions: (1) ATC will reincorporate in the state of Delaware by merging with and into ATC Delaware, with ATC Delaware surviving the merger; and (2) AUTC Autodaq, a wholly-owned subsidiary of ATC Delaware, will merge with and into Autodaq, with Autodaq surviving the merger (the "MERGER").

Under the terms and conditions of the Agreement and after the completion of the Merger, the current shareholders of ATC will own approximately 27.15% of ATC Delaware's fully-diluted capital stock (including, for purposes of this calculation, shares of common stock reserved for issuance pursuant to ATC Delaware's stock option plan and the warrant issued to an affiliate of Autodaq described below), and the current shareholders of Autodaq will own approximately 63.35% of ATC Delaware's fully-diluted capital stock. Senior management of ATC will receive options to purchase up to an aggregate of 4.5% of ATC Delaware's common stock. Shares of common stock reserved for issuance pursuant to ATC Delaware's stock plan will constitute the remaining 5% of ATC Delaware's capital stock. The Merger will be accounted for as a purchase and is intended to qualify as tax-free to the shareholders of ATC and Autodaq. The Merger is expected to close in the second half of 2002 and is subject to approval of the shareholders of ATC and Autodaq, as well as other customary closing conditions. Autodaq shareholders holding shares sufficient to approve the Merger delivered voting agreements and proxies in which they agreed to vote their shares in favor of the Merger. The Agreement requires ATC to deliver voting agreements and proxies from shareholders holding shares sufficient to approve the Merger on or before July 19, 2002; ATC satisfied this condition by delivering voting agreements and proxies for shares representing approximately 64.8% of ATC's Common Stock on a fully-diluted and as converted to Common Stock basis, and by delivering voting agreements and proxies for shares representing 100% of ATC's Series D Preferred Stock. In the event ATC had failed to deliver such voting agreements as previously described, an affiliate of Autodaq could have exercised a warrant convertible into a majority of ATC's capital stock for nominal consideration.

The Agreement contemplates that following the closing of the Merger, certain investors, including August capital III, L.P. ("August Capital"), a principal investor in Autodaq, will purchase additional shares and warrants of atc delaware. Such financing would consist of (i) shares of senior preferred stock of ATC Delaware, for a purchase price of $3.0 - $4.0 million, and (ii) warrants to purchase additional shares of ATC Delaware Common Stock equal to 200% of the number of shares of senior preferred stock purchased. The exercise price for these warrants will equal the fair market value of ATC's Common Stock at the time the senior preferred financing closes, as determined by the board of directors of the new company at the

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

time the senior preferred financing closes. the financing is subject to a number of closing conditions, including the closing of the Merger and ATC delaware's receipt of commitments for a minimum of $1.0 million from investors other than August Capital. There is no assurance that such conditions will be satisfied or that such financing will close. In the event that the financing does close and the maximum senior preferred shares and warrants which may be offered in such financing are purchased, such shares and warrants would represent approximately 9.52% and 19.05%, respectively, of ATC Delaware's fully-diluted capital stock. In such an event, the ownership of the current shareholders of ATC in ATC Delaware would be reduced from 27.15% to approximately 19.39% upon consummation of such financing.

Additionally, as part of the Agreement, Autodaq loaned to ATC approximately $1 million, which ATC used to retire its indebtedness under a credit facility due on June 30, 2002, to redeem its Series E Preferred Stock, and to terminate a services agreement related to such credit facility. ATC is not required to make payments to Autodaq under the loan prior to the closing of the Merger. As partial consideration for such loan, ATC provided an affiliate of Autodaq with a warrant to purchase shares equal to approximately 5% of ATC's common stock on a fully-diluted basis at an exercise price equal to the fair market value of ATC's common stock.

In connection with the retirement of indebtedness under ATC's credit facility due June 30, 2002 and the redemption of ATC's Series E Preferred Stock, Neil Elsey and Chris Arnold resigned as Directors of ATC effective June 28, 2002.

Pursuant to General Instruction F, the registrant incorporates by reference the information contained in the document filed as Exhibit 99.1 to this Form 8-K.

A copy of the Agreement and Plan of Reorganization dated June 28, 2002 is attached hereto as Exhibit 2.1.


ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS.

    (C)  EXHIBITS


           2.1       Agreement and Plan of Reorganization dated June 28, 2002.

           99.1      Text of Press Release dated July 1, 2002.



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



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   July 25, 2002                AUTOTRADECENTER.COM INC.



                                      By:      /S/ ROGER L. BUTTERWICK
                                         ---------------------------------------
                                         Roger L. Butterwick
                                         Its:  Chief Executive Officer








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